EXHIBIT 10.25
DIRECT SUPPLIER AGREEMENT
This Direct Supplier Agreement by and between COMMVAULT SYSTEMS, INC., a Delaware corporation located at 2 Crescent Place, Oceanport, NJ 07757, on behalf of itself and its worldwide affiliates and subsidiaries (collectively “Provider”) and Dell Products L.P., a Texas limited partnership located at One Dell Way, Round Rock, Texas 78682, on behalf of its worldwide affiliates and subsidiaries, is effective as of the 2 day of August, 2008 (“Effective Date”).
1.0 Agreement Structure.
1.1 This Direct Supplier Agreement (“DSA”), together with all schedules (“Schedules”) and Dell Orders (“Dell DO(s)”) shall be collectively referred to as the “Agreement.” The Agreement merges all prior discussions, both oral and written, between the parties related to the subject matter of the Agreement.
1.2 The Agreement constitutes the only terms and conditions under which Dell Products L.P. and its worldwide subsidiaries and affiliates including, but not limited to, Dell Inc. and all subsidiaries of Dell Inc., (collectively, “Dell”) will: (i) resell standalone software (collectively “Software”) to end user customers subject to the terms of the Provider’s end user license and limited warranty agreement (“EULA”) and (ii) resell maintenance and support services and professional services including, but not limited to, any software, documentation or other items provided during the course of providing the services (collectively “Services”) subject to the terms of the attached First Addendum. All Dell entities will have the benefits, rights and remedies set forth in this Agreement and may enforce any such benefit, right and remedy. The parties acknowledge that the Software and Services acquired hereunder are for ultimate re-sale to Dell’s customers. Provider grants to Dell the right to market, resell and distribute the Software and Services, and to use Provider’s trademarks, tradenames and service marks in connection with the advertisement, promotion and sale of the Software and Services.
1.3 The terms and conditions of the DSA apply to all Schedules and Dell DO(s) issued by Dell for the purchase and/or licensing of Software and Services. Provider shall not provide Dell with any Software and Services and Dell shall not be obligated to pay for any Software and Services unless Dell has issued a Dell DO(s) for the applicable Software and Services.
1.4 Unless expressly stated otherwise in a Schedule and/or a Dell DO, in the event of conflict between the DSA and any Schedule and/or Dell DO, the order of precedence shall be as follows: (i) the DSA, (ii) the Schedule and then (iii) the Dell DO. No pre-printed terms on any Dell DO shall apply.
1.5 When a Dell entity desires to resell Software or Services, the parties will execute a Software Schedule and/or Services Schedule, as applicable. Once the applicable Schedule is executed, any Dell entity may subsequently issue a Dell DO to purchase and/or license the Software and Services described in the applicable Schedule. For purchases and/or licensing of Deliverables outside of the United States, the Dell DO(s) will be issued by the applicable local Dell entity to Provider, or to such other Provider affiliated entity designated by Provider. All Dell DO(s) will be governed by the terms and conditions of the DSA and the applicable Schedule and collectively shall be deemed a separate agreement between the applicable Dell entity and Provider entity. Both parties acknowledge that the Software may be subject to United States export controls pursuant to the Export Administration Regulations, and that both parties shall be responsible for complying with all applicable rules and regulations.
1.6 Prices. Software and Services shall be purchased as set forth in Provider’s then current list price, which shall be provided to Dell from time to time. Provider shall honor quotes issued by Dell to customers thirty (30) days prior to any price changes for a period of thirty (30) days from the date of the quote.
1.7 Title in the physical media on which the Software are stored will pass once the Software has been delivered to the nominated carrier of the Software for delivery. All Product sales are final, there are no rights of return or refund. Provider shall replace damaged media at no charge. There are no acceptance provisions applicable to the Software.
2.0 Term and Termination.
2.1 Subject to the termination provisions in this DSA, the initial term of this DSA is for three (3) years beginning on the Effective Date. This DSA will automatically renew for additional, successive, one-year terms unless a party provides written notice of non-renewal to the other party at least one hundred and eighty (180) days before the end of the then current term.
2.2 Either party may terminate the DSA including, but not limited to, any Dell DO and/or Schedule, for cause in the event of a material breach by the other party if such breach is not cured within thirty (30) days of receipt of written notice.
2.3 In addition, either party may terminate this DSA including, but not limited to, any Dell DO and/or Schedule or any portion thereof, at any time without cause for its convenience upon ninety (90) days written notice, provided however, that Provider agrees to continue to provide Software and Services to Dell under the terms of this Agreement in order to allow Dell to fulfill any outstanding orders or quotes existing on the date of termination pursuant to this section.

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3.0 Warranty.
Provider represents and warrants that:
(a) All Software will substantially conform to Provider’s published specifications and documentation for a period of ninety (90) days from the date of shipment. Software shall not contain any time-sensitive code or other remote disabling devices which have potential or capability of causing any unplanned interruption of the operations of the Software, and the parties acknowledge that the license key controls currently contained in the Software do not violate this provision. Provider shall run a commercially available anti-virus program on the Software prior to shipping and Software shall be delivered virus free. In the event Software contains a virus, Provider’s sole liability and obligation will be to replace the Software. To the knowledge of Provider, Provider has not utilized open source software in such a manner as to require the software to be (i) disclosed in source code form; (ii) licensed for the purpose of making a derivative work; or (iii) redistributable at no charge.
(b) All Services will be performed in good and workmanlike manner by a skilled and qualified staff in accordance with industry standards and Provider’s then current policies subject to the terms of the attached First Addendum.
(c) To the best of its knowledge, it has all the rights and licenses in the Software and Services necessary to allow Dell to market or resell such Software and Services without restriction or additional charge as intended.
(d) To the best of Provider’s knowledge, the execution of this Agreement by Provider, to allow Dell to market and/or resell the Software and Services, does not violate any applicable laws, rules, ordinances or regulations (including without limitation all applicable import or export regulations) in any jurisdiction where the Software or Services are intended to be used, and Provider shall comply, in all material respects, with applicable laws, in the performance of its obligations hereunder.
(e) To the extent that the Software and Services are resold or licensed to Dell’s customers under Providers end user terms and condition, Provider shall comply with all of its obligations to the customer as set forth in such Provider agreement. Provider will be responsible for any representations, warranties or covenants it makes to Dell’s customers as well as compliance with Provider’s published policies.
4.0 Indemnification.
4.1 Provider will defend, indemnify, and hold harmless Dell and their respective directors, officers, employees, representatives, and agents (collectively “Indemnitees”) from and against any and all claims, actions, demands, and legal proceedings (collectively “Claims”) and all liabilities, damages, losses, judgments, authorized settlements, fines, costs and expenses including, without limitation, reasonable attorneys’ fees (collectively “Damages”), to the extent arising out of or in connection with: (a) any alleged or actual acts or omissions of Provider or failure of Provider to perform or comply with the terms and conditions of the Agreement; (b) any alleged or actual infringement and/or misappropriation by Provider and/or the Software, either alone or in combination with other hardware or software as set forth in Provider’s documentation supplied with the Software or Services of any copyright, patent, trademark, trade secret or other proprietary or intellectual property right of any third party; (b) any Claim that Provider and/or the Software provided under the Agreement have caused bodily injury including, without limitation, death or has damaged real or tangible personal property; (d) violation by Provider and/or the Deliverables of any governmental laws, rules, ordinances, or regulations; and/or (e) any Claim by or on behalf of Provider’s subcontractors, suppliers, or employees for salary, wages, benefits or other compensation.
4.2 Dell shall be solely responsible for, and shall indemnify and hold Provider harmless from, any claims based upon warranties, guarantees or representations made by Dell or Dell’s employees, or agents which differ from those made by Provider in its end user license agreement.
4.3 In addition to Provider’s obligations and liabilities above, if an infringement claim is made or appears likely to be made about the Software, Provider shall, at its option, either: procure for Dell the right to continue to exercise its rights under the Agreement with respect to the applicable Software; modify the Software so that they are no longer infringing; or replace them with non-infringing Software. If none of these alternatives is, in Provider’s determination, commercially reasonable, Dell shall, and shall cause any Indemnitee to, cease its distribution of any affected Software or return, redact or destroy any affected Software in its possession, for a pro rata refund of the purchase price of the Software, based on a five (5) year straight line amortized basis. Provider shall have no obligation to indemnify any Indemnitee if any claim is based on Dell’s continued distribution of the Software or Services after receipt of written notice from Provider to cease such distribution, or any unauthorized modifications made to the Software by any Indemnitee.
4.4 In the event of any Claims, Dell will: (a) promptly notify Provider, (b) at Provider’s expense, reasonably cooperate with Provider in the defense thereof, and (c) not settle any such Claims without Provider’s consent which Provider agrees not to unreasonably withhold. Provider will keep Dell informed at all times as to the status of Provider’s efforts and consult with Dell (or Dell’s counsel) concerning Provider’s efforts; and Provider will not obligate to Dell to take any action without Dell’s prior written consent, such consent not to be unreasonably withheld.
4.5. In the event of a recall or withdrawal of the Software from the market by Provider (collectively, a

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“Recall Event”), Provider will defend, indemnify and hold harmless the Indemnities as set forth above in this Section 4.0 for all claims to the extent related to the Recall Event, and shall pay and/or reimburse Dell for reasonable costs and expenses of notifying customers of said Recall Event. Provider will, at its discretion, either replace the recalled Software with conforming Software free of charge, or in lieu of replacement, Provider will refund the purchase price of such Software on a pro rata basis over a five (5) year useful life.
5.0 Limitation of Liability.
EXCEPT FOR PROVIDER’S OBLIGATIONS UNDER SECTION 7.3 (“CONFIDENTIALITY”), NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY TYPE INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF DATA, THE COST OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES AND LOST SALES, ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF A PARTY ASSERTS OR ESTABLISHES A FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT.EXCEPT FOR PROVIDER’S OBLIGATIONS AND LIABILITIES UNDER SECTION 4.1 AND DELL’S OBLIGATIONS AND LIABILITIES UNDER SECTION 4.2 (“INDEMNIFICATION”), THE AGGREGATE LIABILITY OF EITHER PARTY SHALL BE LIMITED TO THE LESSER OF THE AMOUNT PAID OR PAYABLE BY DELL FOR THE SOFTWARE UNDER THIS AGREEMENT OR TEN MILLION ($10,000,000) DOLLARS.
6.0 Regulatory Compliance
6.1 Regulatory Compliance. Dell reserves the right to request that Provider provide reasonably requested documentation verifying conformance with applicable laws, regulations, rules, standards and ordinances.
7.0 General.
7.1 This Agreement will be governed by and construed in accordance with the laws of the State of New York, exclusive of any provisions of the United Nations Convention on the International Sale of Goods and without regard to principles of conflicts of law.
7.2 Regardless of the circumstances of termination or expiration of the Agreement, or portion thereof, the provisions of Sections 3 (“Warranty”), 4 (“Indemnification”), 5 (“Limitation of Liability”), and 7. (“General”) will survive the termination or expiration of the Agreement and continue according to their terms. All licenses and sublicenses granted to customers and other licensees under this Agreement shall also survive and expiration or termination of this Agreement.
7.3 Any confidential information disclosed by either party related to this Agreement including, but not limited to, customer information contained in a Dell DO, is governed by the terms and conditions of the Non-disclosure Agreement (# 99022507) between Provider and Dell
7.4 Provider will not use the name of Dell nor any Dell trademarks, trade names, service marks, or quote the opinion of any Dell employee in any advertising, presentations or otherwise without first obtaining the prior written consent of an officer of Dell. Provider grants Dell a limited license to use the trademarks, logos, trade names, and service marks associated with the Software and Services solely in connection with this Agreement. Dell will not be responsible for complying with Provider’s mark usage requirements unless it has had prior notice of them in writing. All goodwill generated by such marketing and distribution will inure exclusively to the benefit of Provider.
7.5 Insurance. Supplier will maintain Commercial General Liability insurance with limits for bodily injury and property damage liability of not less than $10,000,000 each occurrence, $10,000,000 general aggregate and products/completed operations coverage with limits of not less than $10,000,000 each occurrence, $10,000,000 general aggregate. Such coverage shall include premises/operations liability, independent contractor’s liability, and broad form contractual liability specifically in support of, but not limited to, the indemnity provisions set forth in this Agreement. This policy shall include a waiver of subrogation in favor of Dell; will be endorsed to include Dell as Additional Insured; will contain cross-liability and severability of interest coverage.
If the Product is Software, Supplier will maintain a Software Errors and Omissions Policy (E&O), including coverage for Data, Privacy and Security liability, with limits of not less than $5,000,000 each occurrence, $5,000,000 general aggregate.
7.6 Dell is an Affirmative Action/Equal Opportunity Employer. Since Dell transacts business with the United States Government, the Equal Opportunity Clauses at 41 CFR sections 60-1.4(a), 60-250.5(a) and 60-741.5(a) are hereby incorporated and, if applicable, Provider will comply with FAR 52.212-3, Offer or Representations and Certifications-Commercial Items, and FAR 52-219-8, Utilization of Small Business Concerns. If subcontractors are engaged to provide any Software and Services pursuant to the Agreement, Provider will use commercially reasonable efforts to engage businesses that are, (i) certified as minority or women owned by a third party certification agency acceptable by Dell, or (ii) small business concerns that are fifty-one percent owned, controlled, operated and

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managed by women or members of a minority group including African Americans, Hispanic Americans, Native Americans, Asian Indian Americans, Asian-Pacific Americans. Provider must comply with Dell’s Supplier Diversity policies and procedures as well as comply, in a timely manner, with any reasonable request or requirement from Dell’s Supplier Diversity office.
7.7. Provider agrees to maintain adequate books and records in connection with its activity under this Agreement. If there is reasonable cause, Dell may audit all relevant books and records of Provider to confirm compliance with the terms of this Agreement. Any such audit will be conducted during regular business hours at Provider’s offices and will not interfere unreasonably with Provider’s business activities. If an audit reveals that Provider has overcharged Dell, Provider will immediately pay to Dell the overcharged fees or cost. If an audit reveals that the overcharge was greater than 5% of what Dell should have been charged, then Provider shall also pay to Dell its reasonable costs for conducting the audit.
7.8 The parties are independent contractors and neither party is an employee, agent, servant, representative, partner, or joint venturer of the other or has any authority to assume or create any obligation or liability of any kind on behalf of the other.
7.9 No waiver of any term or condition is valid unless in writing and signed by authorized representatives of both parties, and will be limited to the specific situation for which it is given. Use of pre-printed forms, including, but not limited to email, purchase orders, shrink-wrap or click-wrap agreements, acknowledgements or invoices, is for convenience only and all pre-printed terms and conditions stated thereon, except as specifically set forth in the Agreement, are void and of no effect. No amendment or modification to the Agreement will be valid unless set forth in writing and signed by authorized representatives of both parties. The Agreement may not be assigned by Provider in whole or in part (except to an affiliate), even by operation of law, in a merger or stock or asset sale, without the express written permission of Dell, such consent not to be unreasonably withheld or delayed. Any attempt to do so will be null and void. All prior agreements related to the subject matter hereof are hereby superseded in their entirety by the terms of this Agreement, and shall be of no further force and effect.
7.10 Any notice required or permitted by the Agreement must be in writing in English and delivered by certified or registered mail, return receipt requested, postage prepaid and addressed as follows or to such other addresses as may be designated by notice from one party to the other, all such notices being effective on the date received: If to Dell: Dell Products L.P., One Dell Way, Round Rock, Texas 78682, Attn: VP, General Procurement, cc: General Counsel; and, If to Provider: CommVault Systems, Inc., 2 Crescent Place, Oceanport, NJ 07757, Attn: VP, Business Development, cc: General Counsel.
7.11 Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored and a new provision deemed added to the Agreement to accomplish, to the extent possible, the intent of the parties as evidenced by the provision so severed. The headings used in the Agreement have no legal effect.
7.12 Nothing in this Agreement requires Dell to purchase from Provider any or all of its requirements for Software or Services that are the same or similar to the Software and Services provided hereunder. Provider will cooperate and work with Dell and any other providers that Dell may engage in connection with the provision of the Software and Services. Dell will have full freedom and flexibility in its decisions concerning the distribution and marketing of the Software and Services, or same or similar products purchased from third parties, including without limitation the decision of whether or not to distribute or discontinue distribution of the Software and Services. Dell does not guarantee that its marketing, if any, of the Software and Services will be successful. Dell may distribute and sell the Software and Services on a stand-alone basis or in conjunction with other offerings.
7.13 Except as may be otherwise provided in the Agreement, the rights or remedies of the parties hereunder are not exclusive, and either party is entitled alternatively or cumulatively, subject to the other provisions of the Agreement, to damages for breach, to an order requiring specific performance, or to any other remedy available at law or in equity. Neither party or its subsidiaries or affiliates will bring a claim under this Agreement more than two (2) years after the cause of action arose.
7.14 This Agreement may be signed in original or facsimile counterparts, each of which will be deemed an original, but which together will constitute one and the same instrument.
7.15 Dell DO(s) issued under the Agreement are placed with the expectation of potential acquisition of credit for current and anticipated future offset obligations of Dell or their designated assignees to various governments around the world. Provider will reasonably assist Dell or their designated assignees in their efforts to secure offset credit from these governments in an amount equal to the value of the applicable in-country content of the orders placed under the Agreement.
8.0 Payment
8.1 Unless otherwise agreed in a Schedule or Dell DO, all payments must be stated (and payments made) in United

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States dollars and are exclusive of applicable sales, use or similar taxes for which Dell is obligated to pay Provider but are inclusive of all other charges including any charges for freight, freight insurance, labeling, packing and crating, any finishing or inspecting fees, any applicable royalties, third party payments, duties and all other taxes. Dell has no liability for any taxes based on Provider’s assets or income or for which Dell has an appropriate resale or other exemption. Dell has the right to withhold any applicable taxes from any royalties or other payments due under the Agreement if required by any government authority. All amounts payable under the Agreement shall be exclusive of value added tax or analogous taxes (if any) which Dell shall pay at the rate applicable thereto from time to time. Provider shall provide Dell with a valid value added tax invoice (applicable in the country of supply). Provider and Dell will cooperate to ensure so far as possible that the VAT treatment of the Agreement is accepted by the relevant tax authorities, and will produce all necessary invoices, records and other documentation for this purpose. Supplier is the importer of record for VAT/GST purposes (applicable in the country of importation). In addition, upon Dell Products L.P.’s request, Provider shall bill Dell Products L.P.’s or its specified subsidiaries or affiliates on a regional or local basis.
8.2 All invoices for Software and Services provided to Dell will be accumulated, upon receipt, for a period from the 16th day of a month to the 15th day of the following month (“Accumulation Period”). Dell will pay invoices received during the Accumulation Period net 50 days from the end of the Accumulation Period (EOAP 50). No invoice can be dated prior to the date of shipment. Provider agrees to invoice Dell within thirty (30) days after it has the right to invoice under the terms of the Agreement. Unless otherwise agreed, Provider will invoice Dell utilizing electronic data interchange (“EDI”) technology according to Dell specifications. Dell may offer Provider an accelerated payment option program under mutually acceptable terms.
By signing below, the parties are agreeing to the terms and conditions contained in this Direct Supplier Agreement.

DELL PRODUCTS L.P.		COMMVAULT SYSTEMS, INC.

By:	/s/ Joseph Kanicki	By:	/s/ David R. West

Printed Name:	Joseph Kanicki	Printed Name:	David R. West
Title:	Software Manager	Title:	VP, Marketing & Business Development

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